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                           SCHEDULE 14A INFORMATION

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                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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RJR Nabisco logo                                                  News Release

Contact:  Carol Makovich
         (212) 258-5785

                  RJR NABISCO RELEASES LETTER TO SHAREHOLDERS


NEW YORK- New York -- March 20, 1996 -- RJR Nabisco (NYSE:RN) said that the company is mailing the following letter to its shareholders today:
March 19, 1996

Dear Fellow Shareholder:

      By now you have received two separate sets of annual meeting proxy materials sent to you by RJR Nabisco and a group controlled by corporate raiders Bennett LeBow and Carl Icahn. The LeBow/Icahn group has nominated an alternate slate of directors to replace your current board and give the LeBow/Icahn group control of RJR Nabisco.

      We believe your choice is clear:

o You can vote for your current board of directors, which has demonstrated a commitment to managing RJR Nabisco with the interest of all shareholders in mind and, having gotten the company out from under a crushing debt load, is focusing on responsibly maximizing value for all shareholders; or

o You can vote to turn over the company to a new slate of director candidates that were hand-picked by Bennett LeBow and Carl Icahn, both of whom have repeatedly demonstrated contempt and reckless disregard for shareholders at other companies they have controlled.


      A vote for the LeBow/Icahn nominees could leave the company in the hands of two corporate raiders with a history of self-enrichment and reckless behavior.

      We believe your current board is best able to manage RJR Nabisco for your benefit, in a responsible way that does not "junk" the company and ultimately erode value with unsustainable financial policies.


                 THE BEST WAY TO SAFEGUARD YOUR INVESTMENT IS
             TO VOTE FOR YOUR EXISTING BOARD USING THE WHITE CARD.



      We strongly urge you to vote for the company's current board of directors at the annual meeting and to vote on the other proposals in the manner recommended by your board of directors.

      Carl Icahn's exploits as a corporate raider and greenmailer are legendary:

o In 1985, he gained control of Trans World Airways. In 1992, TWA was forced to file for bankruptcy and Icahn was required to relinquish his stock in the company, resign as chairman and loan the company $190 million to extinguish his liability for the company's underfunded pension obligations.

o In addition, he has forced a number of companies, including Saxon Industries, Hammermill Paper Co. and Viacom International, Inc., to pay him "greenmail" at the expense of other shareholders.

       Bennett LeBow's corporate abuses are also well chronicled:

o At MAI Systems, LeBow acquired a minority position in the company. He converted his position into a preferred stock holding and led the company into bankruptcy, wiping out all other shareholders in the process. LeBow was left with control of the company.

o At Western Union, LeBow gained control of a company with more than $500 million of debt and $25 million of equity. Under LeBow's control, Western Union was unable to pay interest on its debt, fired workers and ultimately filed for bankruptcy.

o LeBow's foray into the tobacco business with Liggett is also cause for grave concern. In the ten years LeBow has controlled the company, its volume has dropped by almost 50 percent, its overall market share has fallen by almost half to a mere 2.2 percent and its total full-price brands' market share has virtually evaporated to just one-half of one percent.

      In all of these cases, the companies involved had boards of directors, which in theory should have protected shareholders. The fact is, however, that both raiders have demonstrated time and again that they are able to impose damaging financial policies on the companies they control, enriching themselves and leaving other shareholders with little to show for their investment.

      A majority of LeBow's slate of director nominees have direct financial ties to the LeBow/Icahn group that raise legitimate questions about their ability or willingness to represent other shareholders over the financial interests of LeBow and Icahn. LeBow and Icahn agreed to pay their slate of nominees a total of $450,000 before they are even elected and begin receiving director fees from RJR Nabisco. This is especially ironic in that LeBow and Icahn, in their proxy materials to you, claim to support curbs on director compensation.

      The potential consequences of electing a board slate hand-picked by Bennett LeBow and Carl Icahn are severe.

      Just last week, the LeBow/Icahn group demonstrated how dangerous its behavior can be to shareholders of RJR Nabisco. In a high-risk gamble to advance their proxy contest agenda, the LeBow/Icahn group agreed to a dangerous deal with tobacco litigation plaintiffs. The news of this development wiped out billions of dollars of stock market value for holders of RJR Nabisco and other tobacco-related stocks and demonstrated, once again, how little regard these men have for the long-term interests of other shareholders.

THE CHOICE IS CLEAR: VOTE FOR THE RJR NABISCO BOARD.

       The changes put in place by the company's management are producing impressive results at RJR Nabisco's operating businesses.

      Our debt is significantly reduced, the company is now financially stable, and we finally are in a position to focus on business building and shareholder returns. We have made a number of important strategic, operating and management changes at our operating businesses to assure that the company can produce strong financial results that will reward shareholders. The results of those changes were obvious in the company's operating performance at year-end 1995:

o The domestic tobacco business turned around its market share performance after a decline that preceded the leveraged buyout by more than a decade. In the fourth quarter, full-price market shares were ahead of the year-ago quarter and the Camel and Doral brands showed particularly strong growth in shipments and market share. This progress is a result of a re-energized focus on core brand marketing and cost-cutting to meet our commitment to deliver strong earnings to shareholders.

o The international tobacco business finished the year with double-digit volume and earnings growth, posting a strong recovery from export disruptions early in 1995 in the Middle East and Russia and putting the business on track for continued strong performance in 1996.

o Nabisco has grown revenue significantly and increased its leading market shares in recent years despite intense competition in the U.S. biscuit and nut markets. The company has also built a substantial international business. Wall Street has greeted our initial public offering of Nabisco shares enthusiastically, demonstrating its belief that Nabisco has a terrific future ahead of it.

      With our businesses on track for a strong 1996, the company will have the resources needed to enrich shareholders directly and assure the company's businesses can sustain their performance in the future.

                RJR Nabisco is committed to using more of its
                   growing cash flow to reward shareholders.

      The board recently adopted an important change in the company's financial policy to return increased levels of RJR Nabisco's free cash flows to shareholders. The policy results in two immediate actions:

o A 23 percent increase in RJR Nabisco's annual common dividend rate to $1.85 per common share from $1.50 per common share ($.465 per common share from $.375 per common share on a quarterly basis, effective as of the April 1, 1996 dividend).

o The adoption of a share repurchase objective of approximately 10 million common shares over the next several years based on the achievement of performance targets, and the immediate authorization by the board for the company to repurchase up to $100 million of stock in 1996.

      We took these financial actions because of the company's tremendous earnings potential, now that its finances are in order and its businesses are on track.

     The RJR Nabisco board is committed to maintaining a level of financial integrity for the company that will enable it to build on its ability to reward shareholders in a sustainable fashion.

      While our financial policy represents a dramatic change, it is a prudent change. We did not "junk" RJR Nabisco. We did not promise a dividend level beyond what we believe we can realistically maintain. We did not starve the rapidly growing international tobacco business that will play an increasingly important role in the company's future ability to return value to shareholders. We approved a payout that should maximize value for you today while maintaining prospects for future growth in the value of your investment.

                The RJR Nabisco board of directors is committed to a successful spin-off of Nabisco.

      The board of directors is committed to spinning off Nabisco as soon as we believe that it can be done successfully. Your board has already taken a number of steps that were necessary to allow a spin-off when it will not jeopardize your investment.

      In raising the dividend rate to $1.85 on an annualized basis, we have increased your common dividend to a level that reflects the dividend income the company receives from its 80.5 percent interest in Nabisco as well as the performance of the tobacco businesses.

      We believe this approach is a responsible means of allowing shareholders to participate in Nabisco dividend income until we can achieve an actual spin-off for you.

              The RJR Nabisco board is committed to a structure
                        that benefits all shareholders.

      Over the past 18 months, the company has evolved from a company controlled by one leveraged buy-out investment firm to a company with broad, public ownership. Your board recently voted to form a new corporate governance and nominating committee of the board to provide a formal means of determining what additional steps are necessary to complete the company's transition. The committee will be limited to outside directors of the company and will be chaired by former Assistant Secretary of State Rozanne Ridgway.

      In carrying out its responsibilities, the corporate governance and nominating committee will review and recommend appropriate changes regarding board policies, including director compensation, and recruit additional outside directors committed to managing the company responsibly for your benefit.

       We urge you NOT to sign or return the BLUE proxy cards sent to you by the LeBow/Icahn group or its agents, including Brooke Group.

      We ask you to sign, date and return the accompanying WHITE card, using the enclosed postage-paid envelope, indicating your support of the company's board and management. If you have any questions or need assistance in completing the enclosed WHITE card, please call our solicitors: MacKenzie Partners, Inc., toll free, at 1-800-322-2885 or D.F. King & Co., Inc., toll free, at 1-800-290-6430.

          On Behalf of your Board of Directors,


     Charles M. Harper                       Steven F. Goldstone
     Chairmen                                President and Chief Executive
                                             Officer